Exhibit 99.1

BBQ Holdings to Acquire Village Inn and Bakers Square Restaurants
The multi-brand restaurant company is expanding beyond BBQ with the addition of two fast-growing family restaurant concepts.

Minnetonka, MN – BBQ Holdings, Inc., the multi-brand restaurant company behind fan-favorite restaurant concepts such as Famous Dave’s and Granite City Food & Brewery, is adding two exciting brands to its roster with the acquisition of Village Inn, a family restaurant concept with 21 company-owned restaurants and 114 franchised restaurants, and Bakers Square, a pie and comfort food concept currently with 13 company-owned restaurants.

The transaction, which was announced by BBQ Holdings, Inc. and VIBSQ, LLC—the parent company behind Village Inn and Bakers Square—is expected to close by the end of July.

Since 1958, guests have visited Village Inn because they can enjoy great-tasting food and extra-friendly service in a clean and comfortable family-friendly environment. Their breakfast heritage remains made-from-scratch buttermilk pancakes, eggs cooked any-style and a pot of hot coffee on every table. With over five decades of service behind them, including corporate and franchise restaurants located in the Rocky Mountain region, the Midwest, Arizona and Florida, and other states. While the business has grown and changed to include home-style lunches and dinners, they have not forgotten what made a family tradition—providing good food and good feelings at a reasonable price.

Bakers Square began in the early 1970’s as an independent restaurant in Des Moines, Iowa, serving soups, sandwiches and–as it happens–some of the most incredible pies anyone in the area had ever tasted. Today, Bakers Square has grown into a network of restaurants across the upper Midwest that, in many ways, still maintains the charm and friendly appeal of that original restaurant in Iowa.

We love award winning food! Bakers Square now has the distinction of being the most awarded pies in America. Bakers Square pies have placed first in the America Pie Council National Pie Championships over 300 times. Hence their proudly earned claim that Bakers Square serves The Best Pie in America®.

“Over the last several years, we’ve focused on creating a foundation for these concepts to have sustainable long-term health and value-creation,” said VIBSQ, LLC CEO Craig Barber. “We have an amazing group of franchisees whose operational execution is a core strength for the brand. We are excited to have reached an agreement with BBQ Holdings with confidence in their leadership for the future of these great brands. We wish them, our operational teams and the franchisees the very best in the years ahead.”

According to Jeff Crivello, BBQ Holdings’ CEO, Village Inn and Bakers Square are particularly well-suited to the restaurant group’s existing stable of brands. “We believe the Village Inn and Bakers Square concepts are a great complement to our growing portfolio of restaurants,” said Crivello. “Adding them to our family of brands will only strengthen our company as a whole. We can’t wait to start working with the wonderful people who have made Village Inn and Bakers Square what they are today, and we’re excited to put these two brands on a new and reinvigorated growth path.”

As VIBSQ, LLC and BBQ Holdings prepare for the transition, Barber and Crivello both see a bright future for the Village Inn and Bakers Square brands, as well as their hundreds of owners and employees.

“To all our team members, support staff, franchisees and suppliers, we sincerely appreciate your sustained commitment to excellence over the years,” Barber said. “It’s been a privilege to work with you and be associated with these brands that have truly stood the test of time.”

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About BBQ Holdings
BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants. As of April 4, 2021, BBQ Holdings had four brands with 136 “brick and mortar” locations in 31 states and three countries, including 47 company-owned and 100 franchise-operated restaurants. In addition to these locations, the Company opened eight Company-owned Famous Dave’s ghost kitchens operating within its Granite City locations, and 11 Famous Dave’s franchisee ghost kitchens operating out of the kitchen of another restaurant location or a shared kitchen space. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award-winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings newest addition, Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine.